CMS ENERGY ANNOUNCES BINDING LETTER OF INTENT TO SELL PORTFOLIO
OF ARGENTINA BUSINESSES AND NON-UTILITY NATURAL GAS ASSETS IN MICHIGAN, PLUS AUCTION OF CHILE,
BRAZIL, AND JAMAICA BUSINESSES

JACKSON, Mich., Feb. 1, 2007 – CMS Energy announced today that it has signed a binding letter of intent to sell a portfolio of its businesses in Argentina and its northern Michigan non-utility natural gas assets for $180 million.

A principal subsidiary of CMS Energy, CMS Enterprises, signed the binding letter of intent with the Michigan-based Lucid Energy, whose financial partners include Sociedad Argentina de Energia S.A., (Sadesa) an Argentine company.

The proposed sale, subject to negotiation and execution of a definitive purchase-sale agreement, is expected to close in the first half of 2007. Proceeds from the sale will be used to reduce debt and invest in CMS Energy’s utility, Consumers Energy.

The assets being sold include all of CMS Enterprises’ electric generating plant interests in Argentina (CT Mendoza, Ensenada, El Chocon), and its interest in the TGM natural gas pipeline business in Argentina. CMS Enterprises will maintain its interest in the TGN natural gas business in Argentina, which remains subject to a potential sale to the government of Argentina.

In Michigan, the sale includes CMS Enterprises’ natural gas pipelines and processing assets: the Antrim natural gas processing plant, 155 miles of associated gathering lines, and interests in three special purpose gas transmission pipelines that total 110 miles.

CMS Energy also announced today it plans to conduct an auction to sell a second portfolio of assets: its Atacama combined gas pipeline and power generation businesses in Argentina and Chile, its electric generating plant in Jamaica, and its CPEE electric distribution business in Brazil. The sale of those businesses is expected to be completed by the end of 2007.

The company had announced its plan last year to sell a majority of its interest in CPEE through a planned initial public offering in Brazil, and will retain that as an option, pending the indications from the auction

CMS Energy (NYSE: CMS) is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590